                            SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934
                                (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant[ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                              COSTILLA ENERGY, INC.
                (Name of Registrant as Specified in its Charter)

                              COSTILLA ENERGY, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
        1)      Title of each class of securities to which transaction applies.

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        2)      Aggregate number of securities to which transaction applies:

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        3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

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        4)      Proposed maximum aggregate value of transaction:

                ----------------------------------------------------------------
        5)      Total fee paid:

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[ ]     Fee paid previously with preliminary materials.
[ ]     Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)      Amount Previously Paid:

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        2)      Form, Schedule or Registration Statement No.:

                ----------------------------------------------
        3)      Filing Party:

                ----------------------------------------------
        4)      Date Filed:

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

                              COSTILLA ENERGY, INC.
                           400 W. Illinois, Suite 1000
                              Midland, Texas 79701


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS




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To Our Stockholders:

         The Annual Meeting of Stockholders of Costilla Energy, Inc., a Delaware corporation (the "Company"), will be held at the Petroleum Club, 501 West Wall Ave., Midland, Texas on Friday, May 29, 1998, at 11:00 a.m., local time, for the following purposes:

         1. To elect one director for a term of three years in accordance with the Certificate of Incorporation and bylaws of the Company.

         2. To ratify the appointment of KPMG Peat Marwick LLP as independent public accountants for the Company for the fiscal year ending December 31, 1998.

         3. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 20, 1998 are entitled to notice of and to vote at the meeting or any adjournments thereof.



Midland, Texas                                            By Order of the Board
April 28, 1998                                            Bobby W. Page
                                                          Secretary


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WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND
RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                              COSTILLA ENERGY, INC.
                           400 W. Illinois, Suite 1000
                              Midland, Texas 79701

                                 PROXY STATEMENT

         This proxy statement and related proxy are being mailed to stockholders of Costilla Energy, Inc. (the "Company") on or about April 28, 1998, in connection with the solicitation by the Company of proxies to be used at the Annual Meeting of Stockholders of the Company to be held at the Petroleum Club, 501 West Wall Ave., Midland, Texas on Friday, May 29, 1998 at 11:00 a.m., local time, and at all adjournments thereof.

         Any person giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company an instrument revoking the proxy, by delivering a properly executed proxy of a later date or by attending the Annual Meeting and voting in person. The Company will bear the costs of this solicitation of proxies. The Company may also reimburse persons holding stock in their names or in those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. The solicitation is being made by mail and may also be made by telephone or telecopy by officers, directors and regular employees of the Company, who will receive no additional compensation therefor. Total expenses of the solicitation are expected to be nominal.

         Stockholders of record at the close of business on April 20, 1998 are entitled to notice of and to vote at the meeting. At the close of business on such date, the Company had 9,981,000 shares of Common Stock, $.10 par value per share (the "Common Stock"), outstanding, each share being entitled to one vote.

         Properly executed proxies will be voted in accordance therewith. If no direction is indicated thereon, a properly executed proxy will be voted (i) in favor of the nominee for Director named herein, (ii) in favor of ratifying the appointment of KPMG Peat Marwick LLP as the Company's independent public accountants, and (iii) in the discretion of the persons appointed as proxies upon any other business that may properly come before the meeting or any adjournment thereof. With respect to the election of Directors, a stockholder may, by properly completing the enclosed proxy, vote in favor of the nominee or withhold his or her votes as to the nominee. A Director is elected by the affirmative vote of a plurality of the shares represented at the meeting in person or by proxy and entitled to vote in the election of Directors. The Company's Certificate of Incorporation prohibits cumulative voting in the election of Directors. The ratification of the appointment of independent public accountants and all other matters properly coming before the meeting will be decided by the affirmative vote of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on such matters, except as otherwise required by law or by the Company's Certificate of Incorporation or bylaws.

         The votes will be counted by one or more inspectors appointed by the Board of Directors, who will determine, among other things, whether a quorum (being a majority of the outstanding shares of Common Stock entitled to vote at the meeting) is present at the meeting in person or by proxy, the number of votes necessary for the stockholders to take action in accordance with the foregoing requirements and the votes withheld or cast for and against each matter. All properly executed proxies and ballots, regardless of the nature of vote or the absence of a vote indication (but not including broker non-votes), are counted in determining the number of shares represented at the meeting. Neither broker non-votes nor abstentions are counted as affirmative votes, in whole or in part. An abstention arises when a proxy is properly executed and the "abstain" box is properly marked as to a proposal. A properly executed proxy with no voting selections made thereon is not an abstention and will be voted as set forth in the preceding paragraph.

PROPOSAL NO. 1               ELECTION OF ONE DIRECTOR

         The Board of Directors is composed of three classes of members. One class of Directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. At the meeting, a Class II Director will be elected, and Samuel J. Atkins, III, currently the sole Class II Director, has been nominated for such position. Except where the authority to do so has been withheld, it is the intention of the persons named in the proxy to vote to elect Mr. Atkins as Director for a three-year term. Mr. Atkins has consented to being named in the proxy statement and to serve, if elected. If for any unforeseen cause, Mr. Atkins should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy.

         Information with respect to the nominee for election and Directors continuing in office regarding age (as of December 31, 1997), positions with the Company or other principal occupations for the past five years, other directorships and the year each was initially elected a Director of the Company is as follows (there are no family relationships among the following named persons):

NOMINEE FOR ELECTION TO THE BOARD OF DIRECTORS
FOR THREE-YEAR TERM EXPIRING IN 2001 (CLASS II)


SAMUEL J. ATKINS, III, age 52, is a Director of the Company and a member of the Compensation and Audit Committees of the Board of Directors. Mr. Atkins became a Director in April 1997. Prior to his retirement on March 1, 1997, Mr. Atkins was executive vice president of NationsBank Corporation for in excess of the past five years. He also served as a director of NationsBank of Texas, N.A. from May 1995 until February 1997. Mr. Atkins is currently a private investor.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE NAMED NOMINEE.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
TERM EXPIRING IN 2000 (CLASS I)

W. D. KENNEDY, age 77, is a Director of the Company and a member of the Compensation and Audit Committees of the Board of Directors. Mr. Kennedy has served as a Director since July 1996. He has been continually involved in the oil and gas business since 1948. From 1953 until 1980, Mr. Kennedy was an executive officer and director of C&K Petroleum, Inc., and its predecessor. C&K Petroleum, Inc. was a publicly held corporation from 1971 until 1980. Mr. Kennedy remains an active investor in the oil and gas business. Mr. Kennedy is a member of the All-American Wildcatters Association, a past president of the Permian Basin Petroleum Association and a former director of the Texas Mid-Continent Oil and Gas Association.

JERRY J. LANGDON, age 44, is a Director of the Company and a member of the Compensation and Audit Committees of the Board of Directors. Mr. Langdon has served as a Director since July 1996. He has previously held positions with HNG Corporation, Houston Pipeline Company, Texas Oil & Gas Corporation and W. Wilson Corporation. In 1980, Mr. Langdon formed Texas IntraMark Gas Company, Inc., an intrastate gas gathering company engaged in the business of constructing and operating natural gas gathering, treating and processing facilities. In 1984, Mr. Langdon formed Langdon & Associates, a natural gas consulting group advising petroleum resource-oriented companies, financial institutions and law firms on a variety of technical, commercial and regulatory issues. Mr. Langdon served as a member of the Federal Energy Regulatory Commission ("FERC") from 1988 to June 1993. After leaving the FERC, Mr. Langdon formed Republic Gas Partners, L.L.C., which was merged with Midcoast Energy Resources, Inc. in October 1997. Mr. Langdon is currently a private investor and consultant.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
TERM EXPIRING IN 1999 (CLASS III)

CADELL S. LIEDTKE, age 42, is Chairman of the Board and a Director of the Company, having served in such capacities since the inception of the Company in July 1996. Prior to April 15, 1997, Mr. Liedtke also served as Chief Executive Officer of the Company. He is a member of the Audit Committee of the Board of Directors. Mr. Liedtke entered the oil and gas business in Midland, Texas in 1977 as an independent landman generating oil and gas prospects in the Permian Basin. He founded the Company's predecessor with Michael J. Grella in 1988. Mr. Liedtke has served on the Board of Directors of Texas Commerce Bank-Permian Basin and has been appointed by Texas Governor George W. Bush to the Oil and Gas Compact Commission. Mr. Liedtke is a member of the All-American Wildcatters Association, the Permian Basin Petroleum Association, the Permian Basin Landman's Association and the Independent Producer's Association of America.

MICHAEL J. GRELLA, age 49, is President, Chief Executive Officer and a Director of the Company. He has served as President and as Director since the inception of the Company in July 1996 and as Chief Executive Officer since April 15, 1997. Mr. Grella served as Chief Operating Officer of the Company and its predecessor entities from 1988 until April 15, 1997. He has invested in the oil and gas business since 1982. Mr. Grella is a member of the Permian Basin Petroleum Association, the Independent Producer's Association of America, the Texas Independent Producers and Royalty Owners Association and the Permian Basin Landman's Association.

HENRY G. MUSSELMAN, age 44, is Executive Vice President, Chief Operating Officer and a Director of the Company, having served as Executive Vice President and Director since the inception of the Company in July 1996 and as Chief Operating Officer since April 15, 1997. Mr. Musselman began his oil and gas career in 1975 with Musselman Petroleum and Land Company where he served as Vice President and a Director until forming Musselman, Owen & King in 1982. For the 10 years prior to merging his company into the Company's predecessor in 1992, Mr. Musselman developed and acquired oil and gas properties throughout the Permian Basin. Mr. Musselman is a member and former director of the Independent Producer's Association of America.



PROPOSAL NO. 2  RATIFICATION OF APPOINTMENT OF INDEPENDENT
                PUBLIC ACCOUNTANTS

         Upon the recommendation of the Audit Committee of the Board of Directors, the Board has selected KPMG Peat Marwick LLP as the independent public accountants of the Company and its subsidiaries for the fiscal year ending December 31, 1998. KPMG Peat Marwick LLP has been the Company's independent public accountants since inception and has an office in Midland, Texas where the Company's principal office is located. The Company has been advised that a representative of KPMG Peat Marwick LLP will be present at the Annual Meeting. The representative will have an opportunity to make a statement at the Meeting and to respond to appropriate questions raised at the meeting.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY.

                        BOARD OF DIRECTORS AND COMMITTEES

         As of the date of this Proxy Statement, compensation for non-employee directors consists of an annual retainer fee of $10,000, plus a $1,000 fee for each Board meeting attended and a $1,000 fee for attending a committee meeting held on a day other than the day of a Board meeting. In addition, the non-employee directors are participants in the Company's Outside Directors Stock Option Plan (the "Outside Directors Plan").

         The Outside Directors Plan provides for the issuance of stock options to the outside directors of the Company. A total of 100,000 shares of Common Stock has been authorized and reserved for issuance under the plan, with adjustments to reflect changes in the Company's capitalization resulting from stock splits, stock dividends and similar events. Only outside directors are eligible to participate in the plan. Outside directors are those directors of the Company who are not executive officers or regular salaried employees of the Company as of the date an option is granted. Under the plan, an option for 5,000 shares of Common Stock is granted each year on the date immediately following the Company's annual meeting to each person who qualifies as an outside director. The exercise price of each option granted under the plan will be the fair market value (as reported on the Nasdaq Stock Market's National Market) of the Common Stock at the time the option is granted, and may be paid either in cash, shares of Common Stock or a broker-assisted cashless transaction. Each option is exercisable immediately upon grant and will expire ten years from the date of grant. An option granted under the plan is not transferrable other than by will or the laws of descent and distribution. In the event a participant in the plan ceases to be an outside director, other than by reason of death, such participant may exercise an outstanding option under the plan within six months after such termination. In the event of the death of a participant under the plan, such participant's option(s) may be exercised by the heirs or personal representative of the participant within one year after his death, so long as the term of the option has not expired. The Company does not receive any consideration upon the grant of options under the plan. The options should not be taxable to an optionee until the optionee exercises the option, at which time the optionee would recognize income on the difference between the exercise price and the fair market value of the shares on the date of exercise. The grant of options under the plan is treated as compensation paid by the Company for purposes of the Company's federal income tax considerations. The Board of Directors may amend the plan without the approval of the stockholders of the Company in any respect other than any amendment which requires stockholder approval by law or the rules of any exchange on which the Common Stock is listed, and may modify an outstanding option, including the repricing of such options, with the consent of the option holder. The Company currently has six directors, three of whom are eligible to participate in the plan. Pursuant to the terms of the plan, an option for 5,000 shares was granted to each of the Company's three outside directors on June 17, 1997.

         The Board of Directors has two committees. The Compensation Committee is composed of Messrs. Atkins, Kennedy and Langdon, none of whom are employees of the Company. The Committee has the responsibilities of establishing the Company's executive compensation policies, reviewing the performance and setting the salaries of the officers of the Company, awarding cash bonuses to such officers and administering the Company's Bonus Incentive Plan and 1996 Stock Option Plan. The Compensation Committee met two times in 1997.

         The Audit Committee is composed of Messrs. Atkins, Liedtke, Kennedy and Langdon, with Bobby W. Page, the Company's Chief Financial Officer, as an ex officio member. The Audit Committee met one time in 1997. The Committee recommended to the Board of Directors the selection of KPMG Peat Marwick LLP as the Company's independent public accountants. The Committee reviews the annual financial statements and discusses them with the auditors and financial staff of the Company; reviews the independence of the independent public accountants conducting the audit; reviews the services provided by the independent public accountants; discusses with management and the auditors the Company's accounting system and related systems of internal control; and consults as it deems necessary with the independent public accountants and the Company's internal financial staff.

         The Board of Directors met three times in 1997. Each member of the Board attended no less than seventy-five percent of total number of meetings of the Board and of any committee of the Board on which such member served.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS


         A&P Meter Sales and Services, Inc. ("A&P"), a corporation in which Messrs. Liedtke, Grella and Musselman own 60.0% of the outstanding common stock, supplies meter reading services which measure gas production to the Company, as well as to unaffiliated oil and gas companies. From time to time, the Company has advanced funds to A&P for working capital needs. These advances have been consolidated into two promissory notes. One note was executed December 31, 1994 in the original principal amount of $370,000. The note bears interest at a floating rate equal to the "prime rate" plus 1.0%. No principal or interest payments are due until the maturity of the note at December 31, 2004. The note is secured by a second lien on A&P's accounts receivable, inventory and equipment. The second note is in the original principal amount of $247,000 and is dated May 22, 1996. The note bears interest at 6.0% per annum, is unsecured and is payable upon demand. During the fiscal year ended December 31, 1997, A&P received $550,000 from the Company for goods and services provided, which accounted for approximately 94% of A&P's gross revenues. The Company believes that the goods and services and charges therefor are comparable to those the Company could have obtained from, or paid to, unaffiliated third parties.

         The Company was indebted to NationsBank of Texas, N.A. during 1997 in varying amounts which were, at times, material to the Company. Mr. Atkins, a Director of the Company, was a director of NationsBank of Texas, N.A. and an executive vice president of NationsBank Corporation during a portion of 1997. Mr. Atkins resigned from his positions with the NationsBank entities in March 1997 and was appointed as a Director of the Company in April 1997. Prior to April 1997, Mr. Atkins did not have any affiliation with the Company.

                    INFORMATION CONCERNING SECURITY OWNERSHIP

         Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares. The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 31, 1998, by (i) each person who is the beneficial owner of 5 percent or more of the outstanding Common Stock (based upon copies of all Schedule 13Gs and 13Ds provided to the Company through March 31, 1998), (ii) each Director of the Company and each nominee for Director,
(iii) each executive officer named in the Summary Compensation Table herein and
(iv) all Officers and Directors of the Company as a group. Unless otherwise noted, the persons and entities named below have sole voting and investment power with respect to the shares listed opposite each of their names.



Name (and address of 5%                                   Amount and Nature of                     Percent of
or greater owners)                                        Beneficial Ownership                        Class
------------------                                        --------------------                        -----
Cadell S. Liedtke                                             2,302,560(1)                             23.1%
400 W. Illinois
Midland, Texas 79701

Michael J. Grella                                             1,674,310(2)                             16.8%
400 W. Illinois
Midland, Texas 79701

NationsBanc Capital Corp.                                       936,000                                 9.4%
100 North Tryon Street
Charlotte, North Carolina 28255

The Equitable Companies Incorporated  (3)                       899,800                                 9.0%
787 Seventh Avenue
New York, New York 10019

Cumberland Associates                                           732,500                                 7.3%
1114 Avenue of the Americas
New York, NY 10036

Henry G. Musselman                                              622,000(4)                              6.2%
400 W. Illinois
Midland, Texas 79701

W.D. Kennedy                                                      7,500(5)                                * (6)

Jerry J. Langdon                                                  5,000(5)                                * (6)

Samuel J. Atkins, III                                             5,000(5)                                * (6)

Bobby W. Page                                                    76,000(7)                                * (6)

Roger A. Freidline                                               88,300(8)                                * (6)

All Officers and Directors                                    5,175,670(9)                             49.1%(6)
as  group (14 persons)

---------------------------------------------------------------------------------------------------------------

*Less than 1%.

         (1) Includes (a) 2,242,560 shares owned directly by Mr. Liedtke and (b) 60,000 shares owned by the Marion and Cadell S. Liedtke Family Charitable Foundation over which Mr. Liedtke holds voting and dispositive power.

         (2)      Includes (a) 1,624,310 shares owned directly by Mr. Grella and
                  (b) 50,000 shares owned by the Grella Family Charitable Foundation over which Mr. Grella holds voting and dispositive power.

         (3) Represents shares owned by Alliance Capital Management L.P., a subsidiary of the Equitable Companies Incorporated, held on behalf of clients, as reported in the Schedule 13G filed by the Equitable Companies Incorporated, as amended through December 31, 1997.

         (4)      Includes (a) 599,500 shares owned directly by Mr. Musselman,
                  (b) 1,500 shares owned by Mr. Musselman's spouse as custodian for their children under the Texas Uniform Transfers to Minors Act, and (c) 21,000 shares owned by the Musselman Family Charitable Foundation over which Mr.
                  Musselman holds voting and dispositive power.

         (5) Includes the right to acquire beneficial ownership of 5,000 shares of Common Stock through presently exercisable options granted under the Company's Outside Directors Plan.

         (6) For purposes of calculating these percentages, the shares which the named person or persons has or have the right to acquire within 60 days by exercise of the stock options described in these footnotes are deemed outstanding shares with respect to that person's percentage ownership and with respect to the percentage ownership of all officers and directors as a group.

         (7) Includes the right to acquire beneficial ownership of 75,000 shares of Common Stock through a presently exercisable option granted under the 1996 Stock Option Plan (the "Option Plan").

         (8) Includes the right to acquire beneficial ownership of 85,000 shares of Common Stock through a presently exercisable option granted under the Option Plan.

         (9) Includes all rights of executive officers and directors to acquire beneficial ownership of 565,000 shares of Common Stock through presently exercisable options granted under the Option Plan and the Outside Directors Plan.

                             EXECUTIVE COMPENSATION

         The following table sets forth information regarding the total compensation for 1995, 1996 and 1997 received by the Company's Chief Executive Officer and the other executive officers of the Company whose annual compensation exceeded $100,000 in 1997. Information for 1996 is on an annualized basis based upon amounts paid to the named individuals after the Corporate Reorganization (as hereinafter defined).


                           SUMMARY COMPENSATION TABLE

                                                                                          Long-Term
                                                                                         Compensation
                                                                                            Awards
                                                  Annual Compensation                  ----------------
                                      -------------------------------------------         Securities
                                                                                          Underlying
                                                                Other Annual               Options/               All Other
Name and Principal Position        Year   Salary      Bonus     Compensation               SARs (1)            Compensation(2)
---------------------------        ----   ------      -----     ------------              ----------           ------------
Cadell S. Liedtke (3)              1997   $300,000    $50,000             --                      --            $     9,417
   Chairman of the Board           1996    300,000        --              --                      --                  6,738
                                   1995    185,700        --              --                      --                     --

Michael J. Grella (4)              1997   $300,000    $50,000             --                      --            $     9,417
  President and Chief              1996    300,000        --              --                      --                  6,352
  Executive Officer                1995    261,750        --              --                      --                656,000

Henry G. Musselman (5)             1997   $239,792    $36,000             --                      --            $     3,750
  Executive Vice President and     1996    215,000     10,000             --                      --                  3,295
  Chief Operating Officer          1995    139,800        --              --                      --                     --

Bobby W. Page (6)                  1997   $175,000    $14,583    $18,583(7)                       --            $     2,625
  Senior Vice President,           1996    150,000      5,208             --                  75,000                     --
  Treasurer, Secretary and Chief   1995      --           --              --                      --                     --
  Financial Officer

Roger A. Freidline                 1997   $ 93,430    $ 7,786    $ 9,292(7)                       --            $    78,938
 Senior Vice President,            1996     88,981      7,415             --                  85,000                 17,785
 Exploration                       1995     83,160      5,000             --                      --                  7,190


----------------------------
         (1) The amount shown represents the number of shares subject to non-qualifying stock options granted pursuant to the Option Plan as described under "--Aggregate Option Exercises and Fiscal Year-End Option Values."

         (2) The amounts shown include contributions made by the Company pursuant to the Company's 401(k) plan for the benefit of the named individuals. The amount shown for Mr. Grella for 1995 represents non-cash compensation deemed to have been accrued to him in connection with the cancellation of an option held by a minority interest owner to purchase an additional interest in the Company. The amounts shown for Mr. Freidline include payments made to him of $5,111, $15,115 and $76,252 in 1995, 1996 and 1997, respectively, pursuant to an overriding royalty interest compensation program entered into between the Company's predecessors and Mr. Freidline. Such compensation arrangements were discontinued prior to the Company's initial public offering in October 1996.

         (3) Mr. Liedtke beneficially owns 2,302,560 shares of restricted Common Stock issued to him in connection with the consolidation of the Company's predecessors in October 1996 (the "Corporate Reorganization"), with a value at December 31, 1997 of $25,040,340.

         (4) Mr. Grella beneficially owns 1,350,440 shares of restricted Common Stock issued to him in connection with the Corporate Reorganization, with a value at December 31, 1997 of $14,686,035.

         (5) Mr. Musselman beneficially owns 611,000 shares of restricted Common Stock issued to him in connection with the Corporate Reorganization, with a value at December 31, 1997 of $6,644,625.

         (6)      Mr. Page joined the Company in June 1996.

         (7) Represents the dollar value of an award of shares of Common Stock and the amount of a cash award equal to the income tax liability for the stock award, all granted to the named officers under the Company's Bonus Incentive Plan (the "Bonus Plan").

                              EMPLOYMENT AGREEMENTS

         Messrs. Liedtke, Grella and Musselman entered into employment agreements (as the same have been amended, the "Founders Employment Agreements") with the Company which became effective upon the closing of the Company's initial public offering in October 1996. The Founders Employment Agreements are each for three years, commencing in October 1996 and each will automatically renew for successive one-year periods thereafter unless the employee is notified to the contrary. The Founders Employment Agreements provide annual base salary levels for Messrs. Liedtke and Musselman of $300,000 and $250,000, respectively. Pursuant to an amendment to his employment agreement approved in April 1997, Mr. Grella's annual base salary is determined by the Compensation Committee as more fully discussed under "--Compensation Committee Report on Executive Compensation."

         Each of Messrs. Liedtke, Grella and Musselman would receive his salary for the remaining term of the applicable Founders Employment Agreement if the Company were to terminate such person's employment other than for cause. However, if such person were to voluntarily leave his employment with the Company prior to the second anniversary of the Agreement, no further payments would be required. If a voluntary termination were to occur subsequent to the second anniversary of the Agreement, such person would be entitled to one year's salary from the date of termination. Each Founders Employment Agreement provides that the covered employee will not compete with the Company for a one year period following his voluntary cessation of employment or termination of employment for cause, if such event occurs within the initial three-year term of the Agreement. Competitive activities are defined as engaging in the oil and gas business in any area in which the Company is then active.

         Bobby W. Page entered into an employment agreement (the "Page Employment Agreement") with the Company effective June 30, 1996. The Page Employment Agreement is for a period of three years from June 30, 1996 and will automatically renew for successive one-year periods thereafter unless Mr. Page is notified to the contrary by the Company. The Page Employment Agreement provided a $25,000 bonus (which included Mr. Page's cost of relocation), plus a base salary of $150,000 until January 1, 1997; $175,000 until January 1, 1998; and $185,000 thereafter. In addition, Mr. Page received an option to purchase 75,000 shares of Common Stock, and receives certain insurance benefits and other benefits generally available to the Company's employees. Mr. Page would receive his salary for the remaining term of the Page Employment Agreement if the Company were to terminate the Page Employment Agreement other than for cause. However, if Mr. Page were to voluntarily leave his employment with the Company, no further payments would be required.

                        OPTION GRANTS IN LAST FISCAL YEAR

         There were no grants of stock options to the executive officers named in the Summary Compensation Table in the 1997 fiscal year.

          AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

         The following table provides information, with respect to the named executive officers, regarding the exercise of options during fiscal year 1997 and the value of unexercised options held as of the end of fiscal year 1997:


                                                                       Number of Securities             Value of
                                                                           Underlying                  Unexercised
                                                                       Unexercised Options/          In-the-Money
                                                                             SARs at                 Options/SARs at
                                                                             FY-End (#)                 FY-End ($)
                                                                       -------------------         --------------------
                        Shares Acquired                                    Exercisable/               Exercisable/
Name                    on Exercise (#)           Value Realized           Unexercisable              Unexercisable (1)
--------------------------------------------------------------------------------------------------------------------
Bobby  W. Page                0                          0                   75,000/0                    N/A
Roger A. Freidline            0                          0                   85,000/0                    N/A


(1) The option price of the options set forth above is $12.50 per share. The closing sales price of the Company's Common Stock on the Nasdaq National Market on December 31, 1997 was $10.88 per share. Therefore, the options were not in-the-money at fiscal year end 1997.

         The options shown above were granted pursuant to the Option Plan which provides for the grant of both incentive stock options and non-qualifying stock options, as well as limited stock appreciation rights and supplemental bonuses, to the employees of the Company and its subsidiaries, including officers and directors who are salaried employees. A total of 1,250,000 shares of Common Stock has been authorized and reserved for issuance under the plan, with adjustments to reflect changes in the Company's capitalization resulting from stock splits, stock dividends and similar events. The plan is administered by the Compensation Committee of the Board of Directors, which has the sole authority to interpret the plan, to determine the persons to whom options will be granted, to determine the basis upon which the options will be granted, and to determine the exercise price, duration and other terms of the options to be granted under the plan; provided that (a) the exercise price of each option granted under the plan may not be less than the fair market value of the Common Stock on the date the option is granted (and for incentive stock options, 110% of fair market value if the employee is the beneficial owner of 10% or more of the Company's voting securities), (b) the exercise price must be paid in cash, by surrendering previously owned shares of Common Stock upon the exercise of the option or by a promissory note or broker-assisted cashless exercise approved by the Compensation Committee, (c) the term of the option may not exceed ten years, and (d) no option is transferrable other than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order. Upon termination of an optionee's employment (other than by death or disability), an incentive stock option may be exercised prior to the expiration date of the option or within three months after the date of such termination, whichever is earlier, but only to the extent the optionee had the right to exercise the option upon the date of such termination. The rights of the holder of a non-qualifying stock option will be set forth in each option agreement. In the event of the disability of an optionee, the option may be exercised by such person or his personal representative at any time within one year of the termination of such person's employment, but only to the extent the optionee had the right to exercise the option as of the date of his disability. In the event of the death of the optionee, the option may be exercised by his personal representative or successor in interest at any time until the later of the expiration of the option or one year after the optionee's death, to the extent the option was exercisable at the time of the optionee's death. Incentive stock options may not be granted under the plan to any individual if the effect of such grant would permit that person to have the first opportunity to exercise such options, in any calendar year, for the purchase of shares having a fair market value (at the time of grant of the option) in excess of $100,000. Incentive stock options granted under the plan are intended to have the federal income tax consequences of a qualified stock option. As a result, the exercise of an incentive stock option will not be a taxable event; the taxable event occurs at the time the shares of Common Stock acquired upon exercise of the option are sold. If the optionee holds such shares for the later of two years from the date the option was granted or one year from the date of exercise of the option, the difference between the price paid for the shares at exercise and the price for which those shares are sold will be treated as capital gains income. If the optionee does not hold the shares for the required holding period, the income would be treated as ordinary income rather than capital gains income. The non-qualifying stock options granted under the plan should be taxable when the option is exercised, at which time the optionee would recognize ordinary income on the difference between the exercise price and the fair market value of the shares on the date of exercise. The grant of options under the plan is treated as compensation by the Company for federal income tax purposes. The Board of Directors may amend the plan, without stockholder approval, in any respect other than any amendment that requires stockholder approval by law or the rules of an exchange on which the Common Stock is listed, and may modify an outstanding option, including the repricing of non-qualifying options, with the consent of the option holder. There are currently approximately 135 persons who are eligible to participate under the plan.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

         The Compensation Committee of the Board of Directors is comprised of three outside directors, Samuel J. Atkins, III, W.D. Kennedy and Jerry J. Langdon. The Committee is responsible for adopting and implementing executive compensation policies, in general, and setting the compensation of the Company's officers and administering the Option Plan and the Bonus Plan, in particular. The primary objectives of the compensation plans and policies are (i) to attract and retain highly qualified executive officers, (ii) to reward exceptional performance by management and (iii) to provide financial incentives for management to maximize and enhance stockholder value.

         The Compensation Committee has adopted a compensation policy focused on changes in the Company's net asset value and changes in the market value of the Company's Common Stock as compared with the stock of the Company's peer group. The Committee believes that such a policy reflects the Company's strategic goals of economic exploration and development of its existing properties while recognizing the effect volatile oil and gas prices and other factors can have on the oil and gas industry as a whole. In addition, the Committee reviews and considers compensation policies and activities of companies comparable to the Company in size, industry type and business strategy.

         These general policies and objectives are used by the Committee in establishing the main elements of the Company's executive compensation system: base salary, short term incentives and long term incentives. The Committee believes that the use of variable, at risk compensation in the form of short and long term incentives provides focus on achievement of financial goals and aligns the interests of the officers with those of the Company's stockholders.

BASE SALARY

         The base salaries of Messrs. Liedtke, Musselman and Page are set pursuant to employment agreements. The 1997 salaries of the other officers of the Company, including Mr. Grella, were set by the Compensation Committee based upon salaries for comparable positions in the industry and upon each officer's performance, experience and length of employment with the Company. At their December 11, 1997 meetings, the Compensation Committee and the Board of Directors approved cash bonuses for 1997, and also approved adjustments to salaries effective January 1, 1998, for all officers of the Company except Messrs. Liedtke, Musselman and Page, based upon the compensation policy set forth above. In addition, Mr. Grella's annual salary was and is also subject to adjustment based upon the performance of the Company as discussed under "-Compensation of Chief Executive Officer."

SHORT TERM INCENTIVES

         The Company adopted the Bonus Plan as a means of awarding its officers and employees for extraordinary individual and Company performance. Awards under the Bonus Plan may be granted annually and may be in the form of cash or shares of Common Stock or a combination thereof. The form and amount of an award granted under the Bonus Plan is determined by the Compensation Committee based upon an assessment and recommendations from the Committee with respect to the following performance factors for the year under consideration:
(i) increases in the net value of the Company's assets, (ii) increases in the market value of the Company's Common Stock as compared to the Company's peer group, (iii) increases in the Company's oil and gas reserves; (iv) increases in the Company's oil and gas production; (v) increases in earnings and cash flow (assuming constant product prices); (vi) the performance of the individual in connection with the Company's success in the foregoing areas; and (vii) outstanding individual performance in contributing to the achievement of the Company's long term strategic goals. The performance with respect to such factors is measured against past performance and against the goals and objectives established by the Company for the year in question. No specific weighting is applied to the analysis of these factors. In addition to awards under the Bonus Plan, the Compensation Committee may authorize additional cash bonuses for certain or all executive officers in recognition of outstanding individual performance in the advancement of the Company's long term objectives.

         The following awards were granted under the Bonus Plan during 1997 after a review of the 1996 fiscal year by the Compensation Committee. A total of 4,500 shares of Common Stock were granted to all officers, other than Messrs. Liedtke, Grella and Musselman. Since Messrs. Liedtke and Grella did not receive either a year end 1996 cash bonus or the Common Stock bonus, they were each paid a cash bonus in early 1997. Mr. Musselman, who did not receive a Common Stock bonus and received a 1996 cash bonus which was proportionally smaller than the 1996 cash bonuses paid to other employees, was also paid a cash bonus in early 1997. All such awards and bonuses were granted and paid in recognition of the growth of the Company during 1996 and the successful completion of the Company's initial public offering. In addition, the Company paid year-end cash bonuses to all officers other than Messrs. Liedtke and Grella in December 1997.

         Based upon a recent review of the Company's performance in 1997, and with respect to Mr. Grella the specific factors discussed under "-- Compensation of Chief Executive Officer," the Compensation Committee also awarded cash bonuses to Messrs. Liedtke, Grella and Musselman in early 1998 as part of their compensation related to the 1997 fiscal year.

LONG TERM INCENTIVES

         The Company adopted the Option Plan in order to attract and retain qualified personnel and provide incentives to its officers and employees to promote Company performance which will enhance the value of the Common Stock. The Compensation Committee believes that the grant of stock options under the Option Plan to officers and employees aligns the interests of such officers and employees with the interests of the Company's stockholders. The size of an individual option grant is based primarily upon the optionee's responsibilities and position with the Company, and is determined by the Compensation Committee. Other factors include the optionee's performance, potential for promotion and impact on the Company's performance. The Company does not have a policy concerning the timing and frequency of the grant of stock options under the Option Plan. No options were granted under the Option Plan during 1997.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         During the first three months of 1997 Mr. Liedtke served as the Chief Executive Officer of the Company as well as his current position of Chairman of the Board. In such capacities, Mr. Liedtke's compensation was established pursuant to his employment agreement. Beginning in April 1997, Mr. Grella has served as the Chief Executive Officer. The following is a discussion of the Compensation Committee's determination of and policy for past and future compensation of Mr. Grella as the Chief Executive Officer (the "CEO").

         The general compensation policies for all officers of the Company for 1997 were also applied to the CEO. In addition the CEO's annual compensation related to the 1997 fiscal year was subject to adjustment based directly upon the Company's performance with respect to growth in the Company's oil and gas reserves and increases in the Company's earnings pursuant to specific CEO compensation criteria established at the beginning of 1997. Due to the increase in the volume of the Company's oil and gas reserves during 1997, the CEO's compensation was increased by an amount equal to approximately $2,500 for each one percent of the increase in reserves. Such determinations with respect to reserves were based upon reports prepared at the end of the fiscal year by the Company and reviewed by independent petroleum engineers, using product prices equal to the prices used pursuant to the rules of the Securities and Exchange Commission at the end of 1996. This adjustment to the CEO's compensation for the 1997 fiscal year was made by the award of the above described cash bonus granted under the Bonus Plan in early 1998.

         Future compensation of the CEO will be based primarily on the same factors applicable to the other officers of the Company as discussed under "--Short Term Incentives" with particular focus on changes in net asset value and changes in the market value of the Company's Common Stock as compared to the Company's peer group. The CEO's compensation may be paid, at the option of the Compensation Committee, in cash or shares of Common Stock as a bonus, as an adjustment to the CEO's annual salary, as stock options granted to the CEO under the Option Plan, or in such combination as the Committee may deem appropriate. In addition, all or a portion of such amounts may be deferred. The Committee believes that including shares of Common Stock and stock options in the CEO's compensation package will enhance the mutuality of interest of the CEO with the Company's stockholders.

         The Committee intends for the CEO's compensation to be substantially linked to the performance of the Company as it effects the value of the Common Stock for the benefit of all its stockholders.

SECTION 162 (M) OF THE INTERNAL REVENUE CODE

         The Company does not have and does not propose to adopt any policy with respect to the limits on deductibility of annual executive compensation in excess of $1 million pursuant to Section 162(m) of the Internal Revenue Code. The Company has not paid and does not anticipate paying compensation at such levels in the foreseeable future.

         The Compensation Committee believes that it has developed an appropriate structure within which to reward and motivate its officers as they build value for the Company's stockholders.


                              Samuel J. Atkins, III
                                  W.D. Kennedy
                                Jerry J. Langdon

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee consists of Messrs. Atkins, Kennedy and Langdon. None of the members of the Committee is, or has ever been, an officer or employee of the Company.

                COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN


         The Company's Common Stock began trading publicly on October 3, 1996. Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company's Common Stock against the total return of the Nasdaq Market Index and a peer group for the period from October 3, 1996 to December 31, 1997. The peer group index is a published index consisting of approximately 50 oil and natural gas production companies. The chart indicates the value, on the dates specified, of $100 invested at October 3, 1996, and assumes reinvestment of all dividends.


                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                   COSTILLA ENERGY, INC., NASDAQ MARKET INDEX
                              AND PEER GROUP INDEX








                                     [graph]








                                       10/03/96       12/31/96       03/31/97       06/30/97       09/30/97       12/31/97
                                       --------       --------       --------       --------       --------       --------

COSTILLA ENERGY, INC.................. $100.00        $107.92        $114.85        $101.98        $112.87        $ 86.14
PEER GROUP INDEX...................... $100.00        $110.34        $102.67        $113.72        $112.35        $ 98.71
NASDAQ MARKET INDEX................... $100.00        $104.71        $ 99.38        $117.57        $137.08        $128.44


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company pursuant to the rules and regulations promulgated under
Section 16(a) of the Securities Exchange Act of 1934 during and with respect to the Company's last fiscal year and upon certain written representations received by the Company, the Company is not aware of any failure by a reporting person of the Company to timely file reports required under Section 16(a) other than two late filings of a Form 4 by Mr. Grella relating to two purchase transactions and one late filing of a Form 4 by Roger Freidline relating to one purchase transaction.


                        RECEIPT OF STOCKHOLDER PROPOSALS

         For inclusion in the Company's 1999 proxy statement, all stockholder proposals for consideration at the Annual Meeting of Stockholders of the Company to be held in 1999 must be received at the Company's principal executive offices, 400 W. Illinois, Suite 1000, Midland, Texas 79701, Attention: Bobby W. Page, by January 28, 1999. Such proposals must also comply with all other regulations of the Securities and Exchange Commission.

                                 OTHER BUSINESS

       The Company knows of no other business to come before the meeting. If however, other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby in accordance with their best judgment.

                          AVAILABILITY OF ANNUAL REPORT

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, WHICH CONTAINS FINANCIAL STATEMENTS AS OF AND FOR THE PERIOD ENDED DECEMBER 31, 1997, HAS BEEN MAILED TO EACH STOCKHOLDER OF RECORD ON THE ABOVE-REFERENCED RECORD DATE.



                                             By order of the Board of Directors,



                                             Bobby W. Page
                                             Secretary


Dated: April 28, 1998

                                 DETACH HERE


                                    PROXY

                            COSTILLA ENERGY, INC.


        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND MAY BE
                        REVOKED PRIOR TO ITS EXERCISE

     The undersigned hereby appoints Cadell S. Liedtke, Michael J. Grella and Henry G. Musselman and each of them, with full power of substitution, to act as attorneys and proxies for the undersigned and to vote all shares of Common Stock of Costilla Energy, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 29, 1998 at 11:00 a.m., local time, and at any adjournments thereof, on the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 28, 1998 (the "Proxy Statement"), as follows on the reverse side.



------------                                                      -------------
SEE REVERSE                                                        SEE REVERSE
   SIDE          CONTINUED AND TO BE SIGNED ON REVERSE SIDE            SIDE
------------                                                      -------------

                                 DETACH HERE


    PLEASE MARK
     VOTES AS
[X] IN THIS EXAMPLE.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, IT WILL BE VOTED FOR THE NOMINEE FOR DIRECTOR
AND IN FAVOR OF THE PROPOSAL SHOWN BELOW. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY
THE PROXY HOLDERS IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE
PRESENTED AT THE MEETING.

1. Election of Director.                                                  2. Ratification of the Appointment   FOR  AGAINST ABSTAIN
                                                                             of KPMG Peat Marwick LLP as
   NOMINEE:  Samuel J. Atkins, III                                           independent public accountants     [ ]    [ ]     [ ]
                                                                             for the Company for the fiscal
               FOR       WITHHELD                                            year ending December 31, 1998.

               [ ]         [ ]                                               MARK HERE IF YOU PLAN TO ATTEND THE MEETING   [ ]

                                                                             MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

                                                                             PROXIES MUST BE SIGNED AND DATED TO BE VALID

                                                                             This Proxy should be dated, signed by the Shareholder
                                                                             exactly as his name appears on this Proxy, and returned
                                                                             promptly in the enclosed envelope.  PERSONS SIGNING IN
                                                                             A FIDUCIARY CAPACITY SHOULD SO INDICATE, AND JOINT
                                                                             OWNERS SHOULD EACH SIGN. By signing below, the
                                                                             undersigned acknowledges receipt from the Company of
                                                                             the Proxy Statement and a copy of the Company's Annual
                                                                             Report on Form 10-K for the year ended December 31,
                                                                             1997.


Signature:                                 Date:                Signature:                                 Date:
           ------------------------------        -----------                -----------------------------        -----------